STOCK REDEMPTION AGREEMENT


         THIS STOCK REDEMPTION AGREEMENT (hereinafter referred to as "Agreement") is entered into this 1st day of July, 1996 by and between PETER RAAB (hereinafter referred to as "Shareholder"), and DCT COMPONENT SYSTEMS, INC., a Michigan corporation (hereinafter referred to as the "Corporation"), who agree to the following:

         Section 1. Stock Purchase. The Corporation may purchase all of the Shareholder's stock at any time by giving written notice to the Shareholder. Upon the Shareholder's: (i) death, or (ii) termination for any reason as an employee of the Corporation ("Termination"), the Corporation shall promptly purchase all of the shares of its stock held by the Shareholder.

         Section 2. Purchase Price. (a) The purchase price shall be net book value per share at the end of the month preceding the date of Termination or receipt of written notice by the Shareholder of the Corporation's intent to purchase, as applicable, minus the net book value per share as of January 1, 1997. The accountant regularly retained by the Corporation shall determine the net book value per share by applying the accounting principles consistently followed in preparing the financial statements of the Corporation. This determination of net book value per share shall be final and binding on all persons.

                  (b) In measuring net book value of the Corporation to determine the net book value per share, the net book value of the Corporation as of January 1, 1997 and at the end of the month preceding date of the Termination or receipt of written notice by the Shareholder of the Corporation's intent to purchase, as applicable, shall be increased by the sum of any related party debt, including but not limited to debt owing to the Corporation's shareholders and/or DCT Companies, Inc. (including affiliates and subsidiaries), by the Corporation and recorded on the books of the Corporation on the respective dates used for purposes of determining the net book value of the Corporation and the resulting net book value per share.

         Section 3. Payment. The Corporation may pay the purchase price in one lump sum or in five (5) equal annual installments. The lump sum or the first installment shall be paid at the time of the delivery of the endorsed stock certificates to the Corporation. Any remaining installments shall be evidenced by an unsecured promissory note bearing interest at a fixed annual rate equal to eight percent (8%). The note shall permit prepayment at any time without penalty and shall provide for immediate payment of the balance due on default in payment of principal and/or interest.

         Section 4. Stock Transfer Restriction. (a) The Shareholder may not transfer any shares of the Corporation's stock without the


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prior written consent of the Corporation. This applies to any disposition or encumbrance, whether voluntary, involuntary or by operation by law. Any transfer in violation of this Agreement is void and will not be reflected on the Corporation's books. Shares transferred with the consent of the Corporation shall be held by the transferee subject to the provisions of this Agreement or such other Agreement as the Corporation deems appropriate.

                  (b) Notwithstanding Section 4(a), the Shareholder may transfer all or part of his shares of stock of the Corporation to a revocable trust of which the Shareholder is the grantor for the benefit of the Shareholder or his immediate family. The trustee of the revocable trust shall receive and hold such shares of the stock subject to the terms of this Agreement and the obligations hereunder of the Shareholder. Shares of the stock transferred pursuant to this
Section 4(b) shall be treated for purposes of this Agreement as if they were still owned by the Shareholder.

         Section 5. Termination. Paragraphs 1, 2 and 3 of this Agreement shall terminate three (3) years from the date hereof or upon the mutual written consent of the Shareholder and the Corporation.

         Section 6. Other. This Agreement shall apply to all stock of the Corporation now owned and/or later acquired by the Shareholder; may be signed in counterpart; contains the entire agreement between the parties relating to its subject matter; cannot be modified except in writing and signed by the Corporation and the Shareholder; shall be binding on the parties and their legal representatives, heirs, successors and assigns; can be specifically enforced; and shall be governed by Michigan law. Each stock certificate shall bear a legend acceptable to the Corporation which refers to this Agreement.

                                             "CORPORATION"

                                             DCT COMPONENT SYSTEMS, INC.,
                                             a Michigan corporation

                                             /s/ Robert J. Skandalaris
                                             -------------------------------
                                             By: Robert J. Skandalaris
                                             -------------------------------
                                             Its: Chairman



                                             "SHAREHOLDER"

                                             /s/ Peter Raab
                                             -------------------------------
                                             Peter Raab

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